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                                                                       EXHIBIT 6
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                               VOTING AGREEMENT
                               ----------------


          VOTING AGREEMENT, dated as of April 26, 1999 (this "Agreement"),
                                                              ---------
between MCT Investors, L.P. ("MCT"), acting through its general partner MedCom
                              ---
Development Corporation ("MedCom" and, together with MCT, the "Stockholder") and
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Sprint Corporation, a Kansas corporation (the "Parent").
                                               ------

          WHEREAS, American Telecasting, Inc., a Delaware corporation (the "Company"), Parent, and DD Acquisition, Corp., a Delaware corporation and a
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wholly owned subsidiary of Parent ("Purchaser"), have, substantially
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contemporaneously with the execution of this Agreement, entered into an
Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended, supplemented or otherwise modified, the "Merger Agreement"), which
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provides, among other things, that Purchaser shall be merged with and into the
Company (the "Merger"), upon the terms and subject to the conditions set forth
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in the Merger Agreement (capitalized terms used but not defined herein having the respective meanings ascribed to them in the Merger Agreement);

          WHEREAS, as a condition to the willingness of Parent to enter into the Merger Agreement, Parent has required that the Stockholder agree, and in order to induce Parent to enter into the Merger Agreement, the Stockholder has agreed, to enter into this Agreement;

          WHEREAS, as of the date hereof, the Stockholder is the record owner of 2,163,648 shares of Company Common Stock in the record name of MCT and 41,058 shares of Company Common Stock in the record name of MedCom (such shares of Company Common Stock, together with associated Rights, being collectively referred to herein as the "Voting Agreement Shares").
                           -----------------------

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the parties hereto expressly agree as follows:

     1.   Restrictions on Transfer and Conversion.
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          a.   The Stockholder hereby covenants and agrees that the Stockholder shall not, except with respect to existing pledge agreements or as otherwise consented to in writing by Parent in its sole discretion, prior to the termination of this Agreement, (i) either directly or indirectly, offer or otherwise sell, assign, pledge, hypothecate, transfer, exchange, tender, dispose or grant an option to dispose of any Voting Agreement Shares or any interest therein, or agree to do any of the foregoing, or (ii) take any action which would have the effect
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               of preventing or disabling the Stockholder from performing the
               Stockholder's obligations under this Agreement.

          b. No violation of the foregoing provisions of this Section 1 shall operate to terminate this Agreement.

     2.   Stockholder's Rights.  The Stockholder shall, as to the Voting
          --------------------
          Agreement Shares, possess and be entitled to exercise all stockholder's rights and powers of every kind as the beneficial owner thereof, including the right to vote the Voting Agreement Shares and the right to take part in, or give or withhold consent to, any corporate or stockholders' action with respect to which such Voting Agreement Shares are entitled to be voted, except as such rights are limited by this Agreement.

     3.   Voting Agreement.
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          a.   The Stockholder has revoked or terminated any proxies, voting agreements or similar arrangements previously given or entered into with respect to the Voting Agreement Shares as to the matters set forth below and hereby irrevocably appoints Parent, during the term of this Agreement, as proxy for the Stockholder to: (i) vote all of the Voting Agreement Shares in favor of the adoption and approval of the Merger Agreement; and (ii) vote all of the Voting Agreement Shares against: (A) any extraordinary corporate transaction (other than the Merger), such as a merger, consolidation, business combination, tender or exchange offer, reorganization, recapitalization, liquidation or other change of control involving the Company or any of its subsidiaries, including, but not limited to, any Acquisition Proposal, and (B) any sale or transfer of a material amount of the assets or securities of the Company or any of its Subsidiaries (other than pursuant to the Merger).

          b. The Stockholder shall vote on all issues other than those specified in Section 3(a) that come before any meeting of stockholders of the Company in such Stockholder's sole discretion, provided that such vote is not inconsistent with the purposes of this Agreement.


     4.   Representations and Warranties of the Stockholder.  The Stockholder
          -------------------------------------------------
          hereby represents and warrants to Parent as follows:

          a.   This Agreement has been duly and validly executed and delivered by the Stockholder and, assuming it constitutes a valid and binding agreement of Parent, constitutes a legal, valid and binding agreement of the Stockholder enforceable against the Stockholder in accordance with its terms, except that the enforcement hereof may be limited by (i) bankruptcy, insolvency,
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               reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

          b. The execution and delivery of this Agreement by the Stockholder does not, and the performance of this Agreement by the Stockholder will not, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the Voting Agreement Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Stockholder is a party or by which the Stockholder or the Voting Agreement Shares are bound or affected, except, in the case of each of the foregoing, for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or materially delay the performance by the Stockholder of its obligations under this Agreement or the transactions contemplated hereby.

          c. As of the date hereof, the Stockholder is the record owner of the Voting Agreement Shares and has the right to vote or direct the voting of the Voting Agreement Shares. The Voting Agreement Shares, or a portion thereof, may be subject to existing security interests, liens, claims or pledges. The Stockholder has not appointed or granted any proxy, which appointment or grant is still effective, with respect to the Voting Agreement Shares.


     5.   Termination. This Agreement shall terminate upon the earliest to occur
          -----------
          of (i) the termination of the Merger Agreement in accordance with its terms, (ii) the Effective Time, and (iii) the recommendation by the Company Board of Directors in accordance with the provisions of
          Section 5.6 of the Merger Agreement of a Superior Proposal that would, if consummated in accordance with its terms, provide to the Company or the stockholders of the Company a per share consideration equal to or greater than $1.00 per share in excess of the Merger Consideration.

     6.   Notices.  All notices and other communications given or made pursuant
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          hereto shall be in writing and shall be deemed to have been duly given or made and shall be effective upon receipt of delivery, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) or delivered by a recognized national overnight courier to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission (provided that a confirmation copy is sent by another approved means): (i) if to
          Parent, to the address set forth in Section 8.13 of the
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          Merger Agreement; and (ii) if to the Stockholder, 1555 King Street,
          Suite 500, Alexandria, Virginia 22314, Telecopy No: 703-683-6329.

     7.   Entire Agreement.  This Agreement constitutes the entire agreement
          ----------------
          among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

     8.   Parties in Interest.  All covenants and agreements contained herein
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          shall be binding upon, and inure to the benefit of, the Stockholder or
          Parent, whichever is applicable under the terms hereof. Nothing in this Agreement, whether express or implied, shall be construed to give to any Person, other than the Stockholder or Parent, any legal or equitable right, remedy or claim under or in respect of this Agreement (and any covenants, conditions or provisions contained herein).

     9.   Assignment. Neither this Agreement nor any of the rights, interests or
          ----------
          obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties hereto without the prior written consent of each of the other parties hereto.

     10.  Amendment and Waivers.  This Agreement may be amended, supplemented or
          ---------------------
          otherwise modified, and compliance with any provision hereof may be waived, only in a writing signed by or on behalf of the parties hereto. A copy of any such amendment, supplement or modification shall be filed in the registered office of the Company in the State of Delaware. Neither the failure nor delay on the part of any party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof.

     11.  Severability.  If any term or other provision of this Agreement is
          ------------
          invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent to the parties as closely as possible to the fullest extent permitted by applicable law in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

     12.  Governing Law.  The laws of the State of Delaware (irrespective of its
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          choice of law principles) shall govern all issues concerning the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties.
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     13.  Enforcement of Agreement.  The parties agree that irreparable damage
          ------------------------
          would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto (i) consents to submit to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that such party will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a Federal court sitting in the State of Delaware or a Delaware state court. Notwithstanding the foregoing, the parties agree that any and all monetary damages that Parent may be entitled to by reason of a breach by the Stockholder of this Agreement shall solely be the responsibility of the Company under the Merger Agreement.

     14.  Counterparts.  For the convenience of the parties hereto, this
          ------------
          Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.
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          IN WITNESS WHEREOF, each of the parties hereto have executed this
Agreement, or caused this Agreement to be duly executed, as of the date hereof.

                                   MCT INVESTORS, L.P.


                                   By: MEDCOM DEVELOPMENT CORPORATION,
                                        as General Partner

                                   By: /s/ DONALD R. DEPRIEST
                                      -----------------------
                                   Name:   Donald R. DePriest
                                   Title:  President and Chairman of the Board


                                   SPRINT CORPORATION


                                   By: /s/ THEODORE H. SCHELL
                                     ------------------------
                                   Name:   Theodore H. Schell
                                   Title:  Senior Vice President Strategic
                                           Planning & Corporate Development

                                   SPRINT CORPORATION


                                   By: /s/ THEODORE H. SCHELL
                                      ------------------------
                                   Name:   Theodore H. Schell
                                   Title:  Senior Vice President Strategic
                                           Planning & Corporate Development